EX-FILING FEES

CALCULATION OF FILING FEE TABLES

S-3

MORGAN STANLEY

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $7,575,000.00. The prospectus is a final prospectus for the related offering.